Exhibit 99.1

4Front Welcomes New Leadership as CFO Peter Kampian Transitions Out of Role

PHOENIX, Oct. 29, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQB: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced that Peter Kampian's contract as CFO has ended as part of the Company's ongoing efforts, led by Canaccord Genuity Corp., to streamline its capital structure and consolidate its financial operations to Illinois. The conclusion of the contract was not due to any disagreement with the Company regarding its operations, policies, or practices. Peter will be available to the Company as a consultant if and when required. The Company thanks Peter for his invaluable contributions in navigating a period of growth and financial realignment.

Michael Kronberg, CPA, who has been serving as Controller and is based out of the Company's flagship Matteson Illinois facility, will assume the role of Interim CFO. With significant experience in the cannabis industry and an already integral role in re-shaping the company's financial strategies as Controller, Michael is well-equipped to step into this position.

Peter commented, "It has been a privilege to be part of 4Front's leadership team during such an important time for the company. I'm confident that Michael's deep understanding of the business and his industry experience will ensure continued success. As 4Front transitions into its next phase of growth, the finance department is well-prepared and positioned to support the company's long-term objectives."

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

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SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/October2024/29/c1487.html

%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 428 5337; 4Front Media Contacts: pr@4frontventures.com, 602 428 5337

CO: 4Front Ventures Corp.

CNW 18:37e 29-OCT-24